Exhibit 2.1b

AMENDMENT NO. 1

TO

ASSET PURCHASE AGREEMENT

This Amendment No. 1 to Asset Purchase Agreement, dated October 1, 2018 (this “Amendment”), is made by and between Riverside Assessments, LLC, a Delaware limited liability company (“Buyer”), and Houghton Mifflin Harcourt Publishing Company, a Massachusetts corporation (“Seller”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Purchase Agreement (as defined below).

WHEREAS, Buyer, Seller and, for certain limited purposes, Houghton Mifflin Harcourt Company, a Delaware corporation, entered into that certain Asset Purchase Agreement, dated September 12, 2018 (the “Purchase Agreement”);

WHEREAS, pursuant to Section 9.11 of the Purchase Agreement, (i) no amendment of any provision of the Purchase Agreement shall be valid unless the same shall be in writing and signed by both Buyer and Seller and (ii) no waiver granted under the Purchase Agreement shall be valid unless in writing and signed by the Party to be charged; and

WHEREAS, each of Buyer and Seller desires to amend the Purchase Agreement and the Disclosure Schedule as set forth herein;

NOW, THEREFORE, in consideration of the covenants and agreements contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Amendment.

(a)    Section 1.1(d) of the Purchase Agreement is hereby amended to include the following subsection “(vii)”:

“(vii) all liabilities and obligations arising from any breach or alleged breach of Section 11A of the One Pierce Lease (as defined in Schedule 1.1(a)(ii)) as a result of Buyer’s (or its employees’) occupancy or use of the leased real property described therein without the prior written consent of the landlord under the One Pierce Lease (the “One Pierce Landlord”) and any Landlord Consideration (defined below).

(b)    The following is hereby added at the end of Section 1.5 of the Purchase Agreement:

“Notwithstanding anything to the contrary in this Section 1.5 or Section 1.6 below, if the One Pierce Landlord conditions its grant of a consent to the assignment of the One Pierce Lease from Seller to Buyer (including by threatening to exercise a “recapture” or other termination right or denying consent) upon, or otherwise requires as a condition to granting such consent a “profit sharing” payment or other consideration (including increased rent payments, increased lease term or other increased lease obligations) or the provision of additional security or a guaranty (collectively, to the extent approved as provided in this sentence, “Landlord Consideration”), Seller shall be solely responsible for making all such payments or providing all such additional security, provided that the terms thereof shall be subject to written approval by each of Seller and Buyer (such approval not to be unreasonably withheld, conditioned or delayed); and provided, further, however, that customary consent fees and reimbursement of legal fees incurred by the One Pierce Landlord required by the One Pierce Lease in respect of the assignment of the One Pierce Lease from Seller to Buyer shall be subject to the provisions of the penultimate sentence of this Section 1.5.”

(c)    Section 4.2 of the Purchase Agreement shall be deleted in its entirety.

(d)    A new Section 8.9 shall be added to the Purchase Agreement as follows:

“8.9    Following the Closing, Buyer shall use its reasonable best efforts to arrange, as promptly as practicable following the Closing (such period following the Closing, the “Replacement Period”), to replace the letter of credit identified on Schedule 4.2 (collectively, the “Letter of Credit”). During the Replacement Period, Seller agrees to maintain the Letter of Credit in accordance with the requirement of the One Pierce Lease at Seller’s sole cost and expense.”

(e)    Item 1 of Section 2.10(c) of the Disclosure Schedule is hereby amended and restated to read in its entity as set forth on Annex A hereto.

2.	Miscellaneous.

(a)    Except as expressly set forth in this Amendment, the Purchase Agreement shall remain in full force and effect and the parties hereto ratify and confirm their agreements and covenants contained therein.

(b)    This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(c)    This Amendment shall be enforced, governed and construed in all respects in accordance with the laws of the State of Delaware.

(d)    This Amendment may be executed in counterparts and by facsimile signature, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the Parties has executed this Amendment as of the date first written above.

BUYER: RIVERSIDE ASSESSMENTS, LLC

By:	/s/ Rajib Roy
Name:	Rajib Roy
Its:	President & Chief Executive Officer

[Signature Page to Amendment No. 1 to the Purchase Agreement]

IN WITNESS WHEREOF, each of the Parties has executed this Amendment as of the date first written above.

SELLER: HOUGHTON MIFFLIN HARCOURT PUBLISHING COMPANY

By:	/s/ William F. Bayers
Name:	William F. Bayers
Its:	EVP, General Counsel & Secretary

[Signature Page to Amendment No. 1 to the Purchase Agreement]